Exhibit 99.1
Final Transcript Conference Call Transcript
GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
Event Date/Time: Oct 20, 2011 / 01:00PM GMT
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Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
Gulfmark Offshore Inc — Chairman
Quintin Kneen
Gulfmark Offshore Inc — CFO
Bruce Streeter
Gulfmark Offshore Inc — CEO, President
CONFERENCE CALL PARTICIPANTS
Todd Scholl
Clarkson Capital Markets — Analyst
Joe Gibney
Capital One Southcoast — Analyst
James West
Barclays Capital — Analyst
Matt Beeby
Global Hunter Securities — Analyst
PRESENTATION
Operator
     Welcome, everyone, to the GulfMark Offshore third-quarter 2011 earnings conference call. My name is Sue, and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions) Please note this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. David Butters. Please go ahead.
     David Butters - Gulfmark Offshore Inc — Chairman
     Thank you, and welcome, everyone to GulfMark’s third-quarter earnings conference call. As you know, last evening we reported earnings, and on the face of it, they were quite decent earnings. And that is in spite of some few financial items that impacted us on the negative side that Quintin will go over shortly. But looking back, I think the tone was right for the quarter; the market direction was favorable; and I think we all feel that the worst is behind us and there is a steady improvement, which Bruce will cover in his market commentary. So it was a very memorable quarter, and I think particularly strong, and Bruce will cover that again, too. So Quintin, why don’t you go over the numbers and give us an idea of the different charges?
     Quintin Kneen - Gulfmark Offshore Inc — CFO
     Absolutely. Thank you, Dave. As usual, Bruce and I will speak for a total of about 20 minutes to 30 minutes, and then we will open it up for questions. We had a few disorderly items during the third quarter that impacted the [comparability] of the numbers. During the call, Bruce and I are aiming to provide more clarity on those items as well as the overall quarterly results. We will also provide our perspective on the near and long-term outlook for the business. Overall, this was another good quarter.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
As I customarily do, I will start with an overview of revenue, which I will cover by segment and then I will cover expenses on a consolidated basis. I will finish up with a recap of cash, debt, and contract cover and then I will hand the call over to Bruce for a discussion of global operations and market conditions. Consolidated revenue for the quarter was $103.8 million, an increase of $6.9 million, or 7%, from the prior quarter. In the North Sea, revenue was $49.2 million for the quarter, an increase of $5.3 million, or 12%, over the second quarter amount. North Sea activity levels are typically stronger in the second quarter and third quarter as compared to the first quarter and fourth quarter, but this year has been better than we anticipated.
On a sequential quarterly basis, the increase was driven by a 7% increase in average day rates and a 3% increase in utilization. For the fourth quarter, we anticipate utilization to drop slightly, and for the average day range to be flat in comparison to the third quarter. For the North Sea region, going into the fourth quarter, we have contract cover of approximately 89%, which represents revenue backlog of approximately $40 million. Revenue in the Americas segment was $37.9 million for the quarter, an increase of approximately 2%. The slight increase in revenue was driven by a 4% increase in average day rate for the region offset by a 3 percentage point drop in utilization.
Utilization in the Americas region was impacted by a project that Bruce mentioned on the last earnings conference call which is the mid-body extension of the three vessels in the Gulf of Mexico. This had the impact of decreasing utilization in the overall Americas region by 5%. So before the impact of the extension project, utilization for the region was up approximately 2% from the second quarter. For the vessels we had working in the Gulf of Mexico during the third quarter, utilization was up 1 percentage point and the average day rate was up approximately 11%, both as compared to the second quarter and excluding the vessels undergoing extension. The project involves 3 vessels going under extension but only 2 vessels of the 3 vessels were undergoing renovation during — in the third quarter.
Another factor impacting utilization in the third quarter occurred in September when the US Gulf of Mexico was threatened by Tropical Storm Lee. Utilization in the Gulf of Mexico dropped sharply as the tropical storm approached, but over the next two weeks, vessels got back on hire. It’s a testament to the resilience of the recovery, but we also continue to see brief periods of volatility in the Gulf of Mexico. Getting back to the Americas region as a whole, for the fourth quarter, we anticipate increase in revenue as compared to the third quarter, driven by an increase in utilization principally in the US Gulf of Mexico. Going into the fourth quarter for the Americas region, we have contract coverage of 63% which represents revenue backlog of approximately $34 million.
In Southeast Asia, revenue for the quarter was $16.7 million, up approximately 6% from the second quarter. The increase in revenue was driven by higher utilization as the average day rate in the region decreased slightly. For the fourth quarter, we anticipate a continued increase in revenue also driven by utilization. Going into the fourth quarter, with the Southeast Asia region, we have contract coverage of 81%, which represents revenue backlog of approximately $16 million.
Consolidated direct operating expenses were up on a sequential quarterly basis. Direct operating expense was $48.1 million for the quarter, up $1.2 million from the second quarter. As you may recall, direct operating expenses were up in the second quarter as compared to the first quarter, and we thought that the increase could be managed down to a quarterly run rate of between $45 million and $46 million per quarter. Our experience during this quarter has led us to revisit that position and we now believe that the quarterly run rate will remain in the $48 million range, although our operations team is continuing to evaluate cost reduction alternatives that provide the highest level of long-term profitability. The cost increase is principally labor cost increases although repairs and maintenance have also been higher than expected.
For Q3, we completed 7 drydocks for $5.7 million, and that compares to the $4 million we guided on the previous earnings call. The higher expense is due to performing 2 drydocks that were originally scheduled to be performed in the fourth quarter. During the fourth quarter, we anticipate spending approximately $1 million to complete the drydock program for 2011. That would bring us to a total of $17 million of drydock expenses in 2011 and that’s consistent with our original expectations.
General and administrative expenses were $11.9 million for the third quarter, up from the second quarter amount but year-to-date results are consistent with our anticipated average quarterly run rate of just under $11.5 million. Consolidated depreciation was approximately $15 million for the quarter, and I anticipate a similar amount for the fourth quarter. As a result, consolidated operating income for the third quarter was $23.2 million, reflecting an operating income margin of 22%.
Interest expense for the third quarter was $5.8 million, just slightly above the second-quarter amount and reflecting a slight increase in the underlying LIBOR rate. We expect cash interest costs to be approximately $5.8 million for the fourth quarter as well, although we are beginning to capitalize a portion of the cash interest payments as we make installments under the vessel construction program. This will have the effect of reducing reported interest expense and consequently, I anticipate that reported interest expense in the fourth quarter will be closer to $5.5 million.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
During the third quarter, we incurred a non-cash foreign currency charge of approximately $2.8 million. We have a dollar-based inter Company loan in Brazil that we used to fund our Brazilian operations and return cash to the US. During the third quarter, the US dollar strengthened approximately 18% against the Brazilian Real, and this resulted in the foreign currency loss. It’s a loan between 2 of our wholly-owned subsidiaries and due to the currency movement, there is a foreign currency impact. Tax expense for 2011 is likely to be below our 2011 guidance of between 10% and 12%. I now anticipate that tax expense for 2011 is likely to be between 8% and 10% for the year, although I still believe that a good long-term tax rate for GulfMark is between 10% and 12%, with some years falling below that range and some years exceeding.
Capital expenditures for the quarter were slightly above $10 million. This reflects approximately $6 million for the recently announced vessel construction program and approximately $4 million for other capital expenditures, principally, the mid-body extension project. Our estimate of remaining capital expenditures for 2011 is approximately $32 million, which reflects $30 million of vessel construction payments and $2 million of other capital expenditures. For all of 2011, we anticipate $36 million of capital expenditures related to the construction of vessels and $11 million related to other capital expenditures for a total of $47 million.
Cash flow from operations for the quarter was $29 million. Cash on hand at quarter end was $113 million, and total debt was $301.5 million. During the quarter, we repaid the $10 million that was outstanding on our revolving credit facility. All totaled, net debt, which is total debt less cash, was $188.5 million at September 30, which reflects a decrease of $17.4 million since June 30. I had been anticipating that net debt would be below the $150 million mark at year-end 2011, but I now expect that net debt will be approximately $195 million at year end. The difference of $45 million is principally the new construction program which will require $36 million in 2011. The additional $9 million stems from a larger investment in working capital than I anticipated and slightly less cash flow from operations.
So to recap, at quarter-end the senior notes represented $159.8 million of our outstanding indebtedness. Our $175 million revolving credit facility was undrawn, and the outstanding balance on the term loan facility is now $141.7 million. Contract cover for the remainder of 2011 stands currently at 75%. Consolidated contracted revenue for the remainder of 2011 is approximately $90 million. That is revenue dollars. The $90 million breaks out as follows — $40 million for the North Sea, $16 million for Southeast Asia, and $34 million for Americas. Forward contract cover for 2012 stands currently at 43%. And with that, I will turn the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of the year.
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Thanks, Quintin. Good morning to all. Quintin has explained the non-cash currency impact on Brazil and the shift in drydocks that has — the items that have affected the headline results. Tomorrow, I give an employee presentation entitled, Building For the Future. Operationally, we had a strong quarter, and I will touch on the results and what went into it, but largely we will focus on what it means for the future. We have been busy on many fronts, and our employees have put out a tremendous effort providing positive results. We have been through an eventful couple of years in our industry. We have had progress this year, despite continuing concerns about world financial markets.
The September swoon in the stock market concerned everyone, yet throughout the month we saw clear evidence of strength in our industry and significant investment in the future of oil and gas exploration — Exxon made a significant investment in the Russian Arctic; a number of high visibility oil and gas finds occurred; rig construction announcements continued; and M&A activity, often a precursor to improved industry fundamentals, increased. In order to position ourselves to benefit from this activity, we’ve initiated a building program, extended a number of contracts, upgraded vessels to better fit today’s markets, and we’ll continue to adjust our fleet to meet future needs.
Looking at our business, we would have to say that the macro fundamentals were strong and while micro items may have taken away from the near term, they failed to diminish the promise of the future. Many have spoken about recovery levels in the Gulf of Mexico, and based on recent announcements of ultra-deep water rig fixtures with contract starts in 2012, you have to have a belief in recovery. Throughout the quarter, we saw improved demand, and if there was any direction on rigs, it was positive. However, while we saw steady improvement as the quarter developed, the work was largely short-term and involved a large number of fixtures.
Tropical Storm Lee, as Quintin has mentioned, led to workers being brought in from offshore and a reduction in activities. Even before a decision to close the port of Fourchon was made, we were receiving notice of vessels being returned. Once the weather passed through the process of returning vessels to work, it took longer than what we would have liked. Today, in the Gulf of Mexico, we have 2 of the smaller FSVs available in the spot market and demand for the DP-2 vessels is steady and growing. The first of our vessel is [lengthening] what we call the stretch projects is in the water and in the trial process. We would expect that vessel to return to the marketplace early in November, and the third vessel in the process should enter the shipyard during the quarter.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
So as in the third quarter, we should have 2 vessels out of the market for the whole quarter or the majority of the quarter. However, we are approaching the end of hurricane season, and we should have better utilization and hopefully, better rates from the Gulf of Mexico fleet in the fourth quarter. In Southeast Asia, we were successful in completing the drydock schedule and obtaining certain contracts we wanted. We did move vessels around, and we did have some frustration with contract starts slipping and lost all of September and part of October getting through the local permitting process to get one of our boats on hire. We [face] 2 anchor handlers and 1 PSV being in the market at some point in the fourth quarter. The 2 Polish-built vessels are now fully integrated into the region, and for the first time, both of them are on a long-term contract at the same time and on hire well into next year. Overall, we are quite happy with the demand for our equipment in the region.
Turning to the North Sea, we were very pleased with our activity and results in the region. We had a limited spot market exposure and probably could have benefited from a higher level of spot involvement. We will benefit more in the future from the higher level of contract coverage that we developed, and we have seen a number of vessel contracts with improved rates as the year has progressed. In the fourth quarter, we expect to see seasonal slowdown, although recent rates are not consistent with diminished activity. We have only one anchor handler in the spot market, and will have several of our PSVs come off during the latter stages of the quarter. We also have an agreed sale on one of our older vessels in the North Sea, and should see that vessel come out of the revenue stream during the quarter; closing could be as early as tomorrow.
We do expect a slowdown in the quarter similar to last year, but perhaps not as significant. I think right now there are 6 short-length drilling support contracts in the UK sector and at least 2 in Norway in the tender process. Many of the rigs involved in these tenders have vessels that are currently supporting them, but in comparison to a year ago, today we see the possibility of rates dropping from summer highs and maybe a change in the actual vessels that are supporting various rigs, whereas a year ago, we were looking at those rigs going idle during the winter and an increase in vessels in the spot market. Anchor handling, rig move demand may be down from the summer, but winter weather will be a compensating factor.
Some of the best rates for the year have been obtained in the last couple of weeks, so we will have to see how the fourth-quarter spot market comes out. Quintin mentioned that we have basically completed the year’s drydock schedule with only a small amount of costs left. We do have one vessel that has been in lay-up in the North Sea for some time. Recently, we had a chance to charter that vessel if it was active and based on potential demand, we may opt to reactivate that ship in the fourth quarter, and that would add an additional drydock to this year’s plan.
I noted that a couple of the early analysts’ reports highlighted costs, and so I thought I would spend a few minutes covering the cost. We did note higher second quarter costs, as Quintin mentioned, but identified a few trends in the numbers and the number of what we call one-time items. So we actually did not anticipate that, that would roll into the third quarter. Costs this quarter, as Quintin also mentioned, were up $1.2 million against the second quarter. There was one more day in the third quarter which explains some of that differential. However, the quarter was above our guidance. I have spent some time over the last couple of weeks comparing costs against the previous quarter, previous year, and against budget. Because of vessel movements, type and location of contracts, and differing numbers of vessels operating, the year-over-year and current to original budgets are difficult.
Currency movement is the biggest single factor in the longer-term comparisons. The biggest single item year-over-year was crew costs, but in reviewing budget, we anticipated crew increases at an appropriate level. In fact, there are no obvious trends that are different from what we planned for. An example may help to clarify the decision that we have made to increase our future forecasting. Southeast Asia is an area where we have lower costs and excellent cost control. Yet quarter-over-quarter, there was a $500,000 increase in costs; looking at the specifics, the largest line item was fuel and lubes.
We spent approximately $300,000 on fuel on 2 vessels to allow them to move to new locations. 5 vessels stocked up on lube oil and 2 vessels had high consumable and other cost consistent with vessel movements. We do have 2 vessels chartered in more remote locations — 1 to the Timor area of Indonesia, and 1 in Bangladesh, so it is natural that they would stock up. We have some of this every quarter, but it is clearly more pronounced this summer, and we have decided to factor in higher expectations of contingency costs going forward. It may not always be there, but as we take advantage of expanding market base and good contracts wherever they may be, we are likely to be more at the revised cost levels than what we had previously anticipated.
I expect many of you have noticed that the North Sea recovery has led to our ordering some ships. We don’t make acquisition decisions lightly and look to very specific signs of command and make every effort to match of vessel characteristics with customer demand. That philosophy and practice has been successful in the past and will be again with these new builds. Our order was for a diverse grouping of ships. 2 enhanced or upgraded versions of our very successful UT755 vessels to expand our presence in that size range and to some extent, these 2 could be considered replacement vessels.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
The 3 vessels ordered from our Remontowa in Poland give us 2 very large PSVs uniquely qualified for operators in the UK zone that need very large and flexible carrying capacities and the slightly smaller of the 3 vessels will work equally well, supporting jack-ups that are rapidly being delivered to Norway and medium-sized operators in the UK, and smaller operations in more remote areas such as the North Atlantic margin including the west Shetland area and the Irish coast. The vessel we are having built in Norway that we are calling the Arctic Design is intended to support the rapidly growing success in the northern part of Norway, the potential in the Russian Barents and to support those operators that want the latest in technology, safety design, and very obvious, green ships.
While all of the ships are designed for a market we are comfortable will grow, we have tried to maximize our response to environmental concerns to provide cost efficiencies and unique solutions to diverse operating requirements. Clearly, the ship orders are directed to the North Sea, but we will continue to focus effort in evaluation of potential in other areas, and you may see some vessel movements between areas and further purchases and/or construction orders are certainly possible. The pending sale is also part of the process of modifying the fleet so it’s always directed toward the market demands and the future. Developing the designs for technical aspects of the 6 ships combine the knowledge and ability of a large number of our employees. I thank them for their hard work. By year-end or shortly thereafter, we will have completed upgrades on 7 ships. This includes 2 DP installations, 2 crane installations, and the 3 vessels we are lengthening, the previously mentioned stretch project. Once again, a lot of hard work and well done to all involved.
Our expenditure in completing these upgrades on the working days given up now to complete these projects will benefit us in the future. Finally, the marketing effort to date has been superb, resulting in a number of important charters and our overall strengthening of our charter position in comparison to a year ago. All of this combines to the concept of building for the future. I look to the future with a lot of confidence. Despite the fact that we will have some seasonality in the fourth quarter, we expect a very strong 2012. Thank you. With that, we will open it up for questions.
QUESTION AND ANSWER
Operator
     Thank you. We will now begin the question and answer session. (Operator Instructions) Todd Scholl of Clarkson Capital Markets.
     Todd Scholl - Clarkson Capital Markets — Analyst
     Good morning, guys. Good quarter. I just have a couple quick questions. You did a nice job of covering the North Sea, but given that it’s such an important market for you, my question was that we’ve seen pretty strong spot market rates secured in the past couple weeks, and you guys weren’t able to participate as much because so much of your fleet is on term. Have you given any thoughts to potentially having less of your vessels on term in that market to potentially take advantage of the better spot market once we come out of the seasonal down?
Additionally, do you think that any — because the market is so strong, do you think that it could extend a little bit more into the fourth quarter than it would typically due to seasonal demands? An then lastly, I did have one question on costs. Could you maybe talk about some of the costs that you are seeing in the Americas? Is that related primarily to wage inflation or is that related to other factors? And that’s it for me.
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Okay. First off, in the North Sea, yes. Obviously, the spot market is always something that’s difficult to predict. This last week, you have had some of the highest spot rates that we have seen during the course of the year; demand today is fantastic. We are into October. This is the point in time when you would expect things to slow down somewhat. We did have a chance earlier in the year to fix the anchor handler on long-term. Instead, we opted to stay with the spot market because of the level of activity that we did have. A part of our concern in not taking the term contract was it could suffer in the fourth quarter. It looks right now like October will be the best month we have with that vessel and so it could continue some.
But on the other hand, you still have a number of vessels that are in Greenland. They will return to the marketplace. We don’t know how much additional tonnage will be taken out to cover seasonal backup for some of the larger players. It is always the concern. If we had taken a number of term contracts that we were iffy on, then I would be really concerned that we didn’t have more spot exposure, but we have been building term tenure, and we have been building term rate. That’s where the heart of our typical earnings are, and I think we are pretty happy with that. We do

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
have several of the PSVs, including 2 that had very good summer support contracts that will come off at some point during the fourth quarter. So we will have some spot exposure, so if it continues, then clearly, we will see some benefit of that if it weakens. We’ll suffer a little from that.
On the cost side, the Americas was very difficult to evaluate, because we moved 4 vessels to Brazil and that started during the fourth quarter a year ago. So we didn’t have real good grounding in how their costs were going to come out this year. We had start-up costs, but basically all of them started within the month of October last year about the point that we put budgets together. I am really surprised at how closely those 4 vessels have actually come out to budget. If you take out currency changes, they have done extremely well. Overall, we have seen a higher level of activity in the Gulf of Mexico itself, and that has meant that we have more employees than we probably budgeted for when we put the budget together; and so therefore, there is some uptick in crew costs.
Brazil is a very difficult place to anticipate crew cost changes. There is a definite shortage of Brazilian seafarers, and so I think we’re pretty comfortable that on a cost basis, we anticipated pretty well. But there’s a lot of mobility and movement, and that results in you having to always be hiring people, and you have typically more crew then you need to ensure that you don’t have a shortage on that vessel at any point in time. The result has been that crew costs have actually gone up, even though the base cost hasn’t. Similarly, with some of the vessels’ movements that we’ve had, part of why we have increased rates successfully is that we’ve got higher transportation costs to get crews to different locations. So sometimes there is a direct connection with the change in rate and the change in cost.
     Todd Scholl - Clarkson Capital Markets — Analyst
     Thanks, Bruce. Just one quick follow-up on the North Sea. Just — in light of the strength in the spot market, are you seeing more customers [or press] are more willing to move towards term contracts? And that’s it for me.
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     We actually — I think that the hump, if you will, the majority of the term coverage in the North Sea is in place, but, yes, we have seen some of that. Early in this quarter, we actually extended a vessel long-term, where the customer already had existing options and was looking more to the future. In the last couple of weeks, a charter that has, up until recently, used the vessel seasonally, has opted to take it on a very long-term charter. So we have seen some of it. I’m not sure that we will see that much of it through the winter because of slightly increased availability and the spot market, but I wouldn’t be surprised if you don’t see a lot of it in the February/March timeframe.
Operator
     Joe Gibney from Capital One Southcoast.
     Joe Gibney - Capital One Southcoast — Analyst
     Thank you, good morning. Just a couple of questions on the Gulf of Mexico. Bruce, you referenced still a large number of fixtures, short-term duration. Any change at all in duration of contracts sequentially, 3Q from 2Q? Is it still a real chase to cobble together a quarter? Just curious on your perspective there and what your Gulf of Mexico utilization was in the quarter? I think you referenced up 1% sequentially. It was [SWON] average for the quarter, it was, what, low 70%. Just trying to reference that.
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     It’s been somewhere around 70%. What we have seen is not so much that the starting duration has changed, if you will, but you put the vessel to work with the charter with the estimation that it would be there 4 weeks to 6 weeks, and 8 weeks, 10 weeks, 12 weeks down the road and it’s still in the same place. So you are getting more consistency, but I don’t think you are seeing a whole lot of changes there. We have seen, what I would say is the first in quite awhile, a long-term tender and one in fact that allows people to quote and bid new construction deliveries. So somebody is looking at their longer-term perspective. I suspect more will do that. Now we have had some recent discussions related to certain vessels and the potential that they would go on long-term charters. But that is, I think, more evolutionary than it is current reality.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
     Joe Gibney - Capital One Southcoast — Analyst
     Okay. That’s helpful. And just a couple quick ones related to drydocks and the stretch projects. You referenced the 1 vessel on the stretch job that will be back into the fleet in November. What was the timing on the remaining completion of that project for the other 2 vessels and then I was just curious about the geographic disposition of the dry dockings. You pulled the 2 from the fourth quarter into 3Q. Where regionally did those occur, and then for the 1 remaining one in the fourth quarter, where is that scheduled to be regionally?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     The 2 dry dockings that we have pulled forward were actually 1 in Southeast Asia and 1 that was done in Southeast Asia but it was a North Sea vessel. The one that is remaining, I believe is — I will have to go back and check. I think it is Southeast Asia but —
     Quintin Kneen - Gulfmark Offshore Inc — CFO
     Bruce, I think it’s Southeast Asia.
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Okay. And as far as the timing goes, the first vessel is in the water. The second one is in the shipyard. The third one is still working. So the first one will come out before the third one goes in, although we are starting on the construction phase. And the second one in the module is actually in position now so they are moving along. I think the first one is probably a couple of weeks behind our original schedule, but has, from the start, has worked pretty well. The second one is pretty much on schedule. I don’t have the timing sheet right here in front of me, but it should finish, certainly, by year end.
     Joe Gibney - Capital One Southcoast — Analyst
     Okay. Appreciate it, gentlemen. Thank you.
Operator
     James West of Barclays Capital.
     James West - Barclays Capital — Analyst
     Thank you. Good morning, guys. Bruce, how much are spot rates in the Gulf of Mexico up off of the bottom given the new tightness that we have seen?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     I think it varies across the line. I think that anywhere from $1,000 to $2,500 on the smaller boats is probably easy to identify. It moves up as you move up the chain from there.
     James West - Barclays Capital — Analyst
     And has a sense of urgency developed from your customer base? I know you touched on it earlier, some contracts, duration was lengthening out somewhat but is there a sense of urgency by the customers that the supply of vessels, which might have been great 6 month ago, has dwindled so much that they need to go ahead and lock-in to much longer-term contracts to support drilling programs, especially as some of the customers are clearly bringing additional rigs into the region.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Yes, I don’t know that we sense that urgency yet. There’s been a lot of discussion that demand has increased and that there’s very little, if any, DP2 supply available and that, that’s going to push rates fairly quickly and fairly dramatically. As we have said before, we will live what we actually see. We don’t do a lot of anticipation. Clearly, if somebody tells us that they are going to release the DP2 vessel, it’s not a concern for us now. We would anticipate that any boat that comes off will go quickly and will go at a higher rate. But I don’t — I have not seen that quote sense of urgency that you describe.
     James West - Barclays Capital — Analyst
     Okay. And is that because some of the demand in the market is still construction-related or P&A related and it’s not drilling and support related at this point?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     It could be, but I think we are actually seeing less of that and more of that’s either production or drilling support than where we — what we had in the summer.
     James West - Barclays Capital — Analyst
     Okay, okay. Do you anticipate, with new proposed regulations on the Gulf of Mexico that we will see here in the next couple of weeks, there was discussions maybe a year ago that, that might have some — there might be new regulations that have specifics around supply vessels and perhaps, safety standby vessels. Is there any update there? Are you expecting any kind of change with that matter?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     To be honest, I’m not aware of anything that is imminent. There has been ongoing discussion and there is potential but there is nothing that I would say that — what would effect this quarter.
     James West - Barclays Capital — Analyst
     Right, right. Okay. But you don’t expect the new proposals to have language that may require additional supply vessels? They wouldn’t be put in place, obviously, this quarter but over the next couple years?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Well, there’s been a lot of discussion of it. I find it very difficult to bet on politicians and bureaucrats. (laughter)
     James West - Barclays Capital — Analyst
     But you wouldn’t be opposed to it, how about that?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     I certainly would be in favor of certain things — (laughter)

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
     James West - Barclays Capital — Analyst
     Okay, fair enough. In Brazil, we hear a lot from your competitors, and you alluded to it somewhat that Brazil labor is an issue. You guys are coming within budget in Brazil, it sounds like at this point, but what have been the increases in labor or just costs overall in Brazil if we look year over year? What do you expect going forward?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     I don’t have numbers and percentages. I did say I did a fairly intense review of the vessels, and I was pretty impressed at the types of spreadsheets that could be prepared by our finance guys and how they could break out various things. Several of the vessels we find that the crew rollover was more than on the other of the vessels, so we have ended up with, if you will, a higher average crew level on those vessels than on some of the others. Part of that has to do with how they are working and where they are working. We have 1 vessel that is north, if you will. We have another vessel that only comes in a couple of days. We have several vessels that are working out of Rio rather than [Macae] and we have some of the vessels that are special projects.
All of these things are less or more attractive to employees or involve harder working conditions or require more consumables, et cetera. So I don’t know that I could give you any statistics or any specifics. But I can tell you that I think we budgeted something in the neighborhood of an 8% increase in crew costs in Brazil. Somewhat near that number in Norway and less everywhere else. I think the baseline, if you were to take an individual’s day rate, I think we’re — our budget is very much on par with where we are at.
     James West - Barclays Capital — Analyst
     Okay. That’s very helpful. Just one last question for me, more of a bigger picture, macro question. As we look at the deep water market now, we are seeing several — or the floating rig market, we are seeing several exploration plays emerge. French Guiana being, of course, one of those, East Africa, and other, and then of course, we’re pushing into the Arctic. How does that flow into your thinking about the outlook for the business over the next several years? Of course, you are thinking about additions to your fleet as well as the industry somewhat spreads out here?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Well, we are in French Guiana. We have been supporting some of the very successful drilling that has occurred in Ghana. We have just spent a year plus designing vessels that we thought would be particularly (technical difficulty) their conditions are worse and distances traveled are longer. It’s picking up significantly. We’ve had Total; we now have the — BP announced that they are going to go ahead with their next phase of expansion there. Statoil projects in the region are back on track. So we see a different scope and an expanding scope, especially for higher quality or higher specification tonnage in that region.
I think that goes for a number of areas. The fact that we are in Timor, the fact we are in Bangladesh, that we’ve had very great success in Vietnam relates to an expansion and the ability of people to be finding oil. But in our vessels that are very highly reliable are the ones that they are selecting to go to the more remote locations. I don’t know if that answers the question, but it is where our focus is, is that we need to provide quality equipments, because these guys are spending a lot of money in areas that have not been as easy to support in the past. Therefore, they need the right equipment.
     James West - Barclays Capital — Analyst
     And safe to say that the old conventional vessels, the ones that are 15 years or older, just can’t support these types of projects anymore?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     There are places where they continue to work, and they will continue to work. There are a lot of fairly benign environments, but you’ve got to look to where the focus of the money is being spent. That’s where the focus of our fleet needs to be.
     James West - Barclays Capital — Analyst
     Right. Okay. Thanks, Bruce.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
Operator
     Matt Beeby of Global Hunter Securities.
     Matt Beeby - Global Hunter Securities — Analyst
     Bruce, you mentioned the rates relative to the bottom. Can you give us an idea of where they stand relative to pre-Macondo levels?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     I would say that we are building utilization. I would not say that we are at pre-Macondo levels. But if you push — if on the bottom level, you add another $2,000, and then you move that up through the food chain, you could be there. So you may be approaching pre-Macondo levels, and I would not be surprised if you don’t see that fairly soon.
     Matt Beeby - Global Hunter Securities — Analyst
     That’s helpful. And then as far as potential mobilizations back into the Gulf, for most (inaudible) areas like Trinidad or maybe Mexico, what is your outlook or expectation for the number of vessels to re-enter the Gulf as that becomes a more attractive market in the next couple quarters?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Yes, I always thought it was fairly stable, but 1 month ago I was really hoping that some of the shorter term contracts in Trinidad could get extended for a considerable period of time. Right now we are looking at some of the shorter term contracts in Trinidad now being rates that are below what we can generate with the same class of vessel in the Gulf of Mexico. So I’d like to maybe see a couple of them return. I don’t know where I will be 1 month from now.
One of the factors that everybody has to keep in mind is that of the total number of vessels that left the Gulf of Mexico, you had a majority of those were higher-end vessels. A good percentage of those went on long-term contracts, so there are not going to be that many vessels that are going to re-enter the marketplace quickly. So to the extent that we have vessels that advantageously can come back, we will see that. We still have 1 that is on a dual-level contract, if you will. It’s currently working in the Gulf of Mexico, but it will shortly go to Trinidad for awhile, but it was marketed and chartered here.
     Matt Beeby - Global Hunter Securities — Analyst
     All right. One more, if I can. On the Gulf still, you mentioned long-term opportunities being a driver for potential new builds. Is there another scenario where you get to a utilization level or a certain amount of visibility through term contracts that you might also feel comfortable with adding new builds to the US Gulf?
     Bruce Streeter - Gulfmark Offshore Inc — CEO, President
     Just because the announcements we’ve made related to the North Sea doesn’t mean that we haven’t been following and developing and building concepts and designs for other regions. Certainly, we have for the Gulf of Mexico. That’s part of the process of expanding and preparing the Gulf fleet to be more diverse was the stretch project. But once we’re past the stretch project, then we still need to look at certain other concepts that we think are going to be very viable in the future here.
     Matt Beeby - Global Hunter Securities — Analyst
     Okay. Very good. Thank you.

Final Transcript
Oct 20, 2011 / 01:00PM GMT, GLF — Q3 2011 Gulfmark Offshore Inc Earnings Conference Call
Operator
     (Operator Instructions) I have no other questions in the queue. So that will conclude today’s question-and-answer session. I would like to turn conference call back over to Mr. Butters for any closing comments.
     David Butters - Gulfmark Offshore Inc — Chairman
     Thank you all for joining us this morning, and we look forward to meeting you again in 3 months’ time. Thank you.
Operator
     The conference has now concluded. You may now disconnect. Thank you for attending today’s conference.
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